Exhibit 10.4

December 24, 2021

Giga-tronics Incorporated
5990 Gleason Drive

Dublin, CA 94568

Ladies and Gentlemen:

Reference is made to that certain Severance Agreement dated June 23, 2020 (“Severance Agreement”) by and between the undersigned and Giga-tronics Incorporated, a California corporation (the “Company”).

The Company expects to enter into a Share Exchange Agreement (the “SEA”) with BitNile Holdings, Inc. (“BitNile) and Gresham Worldwide, Inc. (“GWW”), which is a subsidiary of BitNile. The SEA contemplates that, among other things, the Company will acquire GWW from BitNile in exchange for issuing shares of the Company’s common stock and preferred stock (the “Transaction”). In the Transaction, BitNile will acquire voting securities representing greater than 50% of the voting power of the Company’s outstanding voting securities, which would constitute a “Change of Control” as defined in the Severance Agreement.

It is contemplated that immediately following the Transaction, the undersigned will no longer be the President and Chief Executive Officer of the Company, but will continue to be an employee of the Company following the closing of the Transaction until June 3, 2021. It is anticipated that the undersigned will thereafter provide consulting services to the Company on terms to be mutually agreed by the Company and the undersigned.

Therefore, notwithstanding anything to the contrary in the Severance Agreement, the undersigned acknowledges and agrees that Good Reason, as such term is defined in the Severance Agreement, shall not be triggered, and the undersigned shall have no right to terminate the undersigned’s employment for Good Reason, solely as a result of the occurrence of the Transaction and/or changes to the undersigned’s title, authority or duties or a change in to whom undersigned is required to report.

In exchange for this waiver, (1) upon and subject to the closing of the Transaction, the undersigned shall become vested in, and entitled to receive upon any separation of service thereafter, retirement benefits comprised of those benefits described in Section 3(b) of the Severance Agreement (including those referenced in that Section) and (2) the Company will award the undersigned 10 restricted shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan, which shares will vest in full on the first anniversary of the date of this wavier or, if earlier, his separation of service.

Sincerely,

By:	/s/ John Regazzi
Name:	John Regazzi

Acknowledged and agreed by Giga-tronics Incorporated
this 24th day of December, 2021:

By:	/s/ Lutz Henckels
Lutz Henckels
Executive Vice President, CFO and COO